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                                                                    EXHIBIT 18.1

LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLE

July 28, 2000

Mark S. Peek
Chief Accounting Officer and Vice President, Finance
Amazon.com, Inc.
1200 12th Avenue South, Suite 1200
Seattle, Washington 98144-2734

Dear Sir:

Note 1 of Notes to Financial Statements (Unaudited) Of Amazon.com, Inc., included in its Form 10-Q for the quarterly period ended June 30, 2000, describes a change in the method of accounting for the classification of certain investments as cash equivalents. We conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 1999, and therefore we do not express any opinion on any financial statements of Amazon.com, Inc., subsequent to that date.

                                       Very truly yours,

                                       /s/ Ernst & Young LLP

                                       ERNST & YOUNG LLP